Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
November 2, 2006

Thank you Steve and good morning everyone!

My comments relate primarily to the third quarter of 2006. We will file our Form 10-Q this morning. You will find more details there about our third quarter results. During my remarks, I will provide earnings per share guidance for the fourth quarter and the full year. Additionally, I will provide updated guidance with respect to operating margins in our Rail and Inland Barge groups.

As a reminder, during the second quarter of 2006, we completed a 3-for-2 stock split. Accordingly, all earnings per share numbers discussed in my presentation are split-adjusted.

For the third quarter of 2006, we reported earnings of 70 cents per diluted share from continuing operations. This compares with 43 cents per share from continuing operations in the same quarter of 2005. Revenues for the third quarter 2006 increased 17% over the same quarter last year to $810 million.

Earnings from continuing operations exceeded the high end of our expectations by 8 cents per share. The positive results were primarily due to strong performances by our North American rail operations, railcar components business, railcar leasing business and Inland Barge operations.

At this time I will discuss the performance of our individual business segments.

Rail Group
In our Rail Group, the European rail business was sold during the third quarter. A detailed review of this transaction may be found in our Form 10Q. The European rail financial results have been removed from the Rail Group and reported as discontinued operations.

Revenues increased 20% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing Group were $168 million in the third quarter of 2006 with profits of $19.6 million, or approximately 15 cents per diluted share. This compares with sales to our Leasing Group in the third quarter of 2005 of $83 million with profits of $13.8 million, or 11 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 11.3%.

At this time, we anticipate margins for the Rail Group of between 11% and 12% for the fourth quarter.

Our assumptions for margins are based on the following:

•	continued production efficiencies in North America and

•	no significant supply problems in steel or other basic materials.

Our North American railcar backlog as of September 30, 2006 consisted of approximately 32,200 railcars, with an estimated sales value of approximately $2.5 billion.

Inland Barge Group
The Inland Barge Group’s third quarter performance was strong, posting revenues of $94 million and operating profit of $11.9 million. This reflected the strength of the backlog which, as of September 30, 2006, was approximately $424 million. This compares with $281 million one year ago.

We anticipate Inland Barge revenues of between $100 and $110 million in the fourth quarter. Operating profit margins are expected to range between 12.0% and 13.5% for the fourth quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group....We are very pleased with this group’s third quarter performance. On a quarter-over-quarter basis, revenues increased 47% to $88 million and operating profit improved by $4.7 million, bringing quarterly profit to $13.4 million. Our current backlog for Structural Wind Towers continues to be strong.

Construction Products Group
Our Construction Products Group, which plays a key part in our earnings diversification strategy, generated revenues that were up 14% when compared to the same quarter of the previous year. Operating profit improved by $1.7 million for the quarter and $5.1 million for the nine months ended September 2006.

Our Concrete and Aggregates business accounted for 58% of this group’s revenues.

Our Highway Products business, which accounted for 34% of this group’s revenues, is performing well. Revenues from this unit’s proprietary line of products continue to be strong.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $61.4 million. Because car sales from the fleet are a regular part of the business and the timing of these sales impacts our quarterly results, we focus on year-over-year results for this segment. For the nine months ended September 30, 2006, revenues increased by 31% over the previous year. Additionally, total operating profit increased by $26.8 million due to additions to the fleet and increased lease rates. Our total investment for 2006 will be approximately $550 million in net fleet additions. It is clear that the investments we are making in this business are providing long-term paybacks.

Consolidated
Moving to our consolidated results:

Non-leasing capital expenditures are currently projected to be approximately $130 million for 2006.

From an accounting perspective, our fourth quarter results will be impacted by our commitment to invest in our lease fleet. During the fourth quarter, we will defer approximately $190 million in revenue and $20 million in operating profits in order to achieve long-term profits in our Leasing business. Additionally, the fourth and first quarters are seasonal lows for our Construction Products segment.

Accordingly, we anticipate earnings from continuing operations for the fourth quarter to range between 61 and 66 cents per diluted share.

Overall, we have improved our company guidance for 2006. The new guidance from continuing operations is for earnings per share of between $2.61 and $2.66 for the full year on a fully diluted basis. Included in our assumptions for 2006 are:

•	normal weather conditions for the fourth quarter and

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the third quarter of 2006 was approximately $130 million as compared to $87 million in the same quarter last year.

It is our custom to open guidance for the next year with our fourth quarter conference call. Accordingly, we will not provide additional earnings guidance during today’s call.

At this time I will turn the presentation back to James for the question and answer session.